Exhibit 99.1
News Release
[Logo]
Amkor Announces Management Succession Plan
James Kim to Become Executive Chairman and Ken Joyce Appointed as Chief Executive Officer Effective October 1, 2009
Chandler, Ariz., June 29, 2009 — Amkor Technology, Inc. (NASDAQ: AMKR) today announced a succession plan for senior management. Under the plan, James Kim, Founder, Chairman and Chief Executive Officer of the company, will become Executive Chairman of the Board of Directors and Ken Joyce, the company’s President and Chief Operating Officer, will become Chief Executive Officer and President effective October 1, 2009. Mr. Joyce will also join the Board at that time.
“As Executive Chairman, I will play an active leadership role at Amkor, collaborating with Ken on the strategic direction for the company and key external relationships,” said Kim. “I have great confidence in Ken and believe this is the right time to make this transition as we continue the succession planning begun more than a year ago when Ken became President and COO.”
“I am honored by the trust that has been placed in me by Jim and the Board,” added Joyce. “Jim and I have worked closely together for more than 12 years and we are fortunate that Jim will stay involved in our business so that we can continue to benefit from Jim’s 40 years of experience in our industry.”
Mr. Joyce, 62, joined Amkor in 1997 and was Executive Vice President and Chief Financial Officer for more than eight years before becoming Chief Administrative Officer in November 2007, Chief Operating Officer in February 2008 and President in May 2008. Prior to joining Amkor, from 1992 to 1997, he served as CFO of Selas Fluid Processing Corporation, a wholly-owned subsidiary of Linde AG, Munich, Germany. Mr. Joyce is also a former Vice President, Finance and CFO of Selas Corporation of America. Mr. Joyce joined Selas Corporation of America in 1981 holding various senior finance positions and was promoted to CFO in 1984.
About Amkor
Amkor is a leading provider of semiconductor assembly and test services. The company offers semiconductor companies and electronics OEMs a complete set of microelectronics design and manufacturing services. More information on Amkor is available from the company’s SEC filings and on Amkor’s website: www.amkor.com.
Contact:
Joanne Solomon
Corporate Vice President & CFO
480-821-5000 ext. 5416
jsolo@amkor.com